ARRANGEMENT AGREEMENT

                                TABLE OF CONTENTS




ARTICLE  INTERPRETATION    1
   Definitions.   1
   Exhibit.       7

ARTICLE  THE ARRANGEMENT   7
   Court Approval.         7
   Closing.       8
   Consummation of the Arrangement. 8
   Effects of the Arrangement.      8
   Conversion of Securities.        8
   Taking of Necessary Action; Further Action.       9

ARTICLE  REPRESENTATIONS AND WARRANTIES     9
   Representations and Warranties of Silverzipper and AcquisitionCo.   9
   Representations and Warranties of Serac. 15

ARTICLE  COVENANTS OF SERAC         27
   Conduct of Business by Serac Pending the Arrangement.      27

ARTICLE  ADDITIONAL AGREEMENTS      30
   Cooperation; Consents and Approvals      30
   Filings; Consents; Reasonable Efforts    31
   Notification of Certain Matters  31
   Expenses       31
   Mutual Agreements       32
   Deposit of Silverzipper Stock and Cash   32
   AcquisitionCo. Obligations       33

ARTICLE  CONDITIONS        33
   Conditions to Obligation of Each Party to Effect the Arrangement    33
   Additional Conditions to Obligation of Silverzipper and AcquisitionCo.    34
   Additional Conditions to Obligations of Serac     35

ARTICLE  MISCELLANEOUS     37
   Termination    37
   Effect of Termination   38
   Waiver and Amendment    38
   Nonsurvival of Representations and Warranties     39
   Public Statements       39
   Assignment     39
   Notices        39
   Governing Law  41
   Severability   42
   Counterparts   42
   Entire Agreement: Third Party Beneficiaries       42
   Serac Disclosure Letter 42
   Currency       43
   Number and Gender       44
   Divisions, Headings, etc.        44
   Action         44

SCHEDULE 66

List of Exhibits

Exhibit 1 - Plan of Arrangement

Exhibit 2 - Form of Lock-Up Agreement, List of Signatories and Number of Shares Owned



List of Schedules

Schedule "A" - Silverzipper Liens

                              ARRANGEMENT AGREEMENT



         THIS ARRANGEMENT AGREEMENT dated as of December 30, 1999 (this "Agreement"), is made and entered into by and among Silverzipper.com Inc., a Nevada corporation ("Silverzipper"), Serac Acquisition Ltd., an Alberta corporation ("AcquisitionCo") and Serac Sports Ltd., an Alberta corporation ("Serac").

         WHEREAS, in furtherance of the Arrangement, the Board of Directors of Serac has unanimously approved this Agreement and has agreed to submit the Plan of Arrangement in the form of Exhibit I hereto and the other transactions contemplated by this Agreement to its shareholders for approval;

         WHEREAS, in furtherance of the Arrangement, following approval by the shareholders of Serac of the transactions contemplated by this Agreement, Serac will submit the Plan of Arrangement to the Court for approval; and

         WHEREAS,   the   parties   hereto   desire   to   set   forth   certain
representations, warranties and covenants made by each to the other as an inducement to the consummation of the Arrangement;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                            1 ARTICLE INTERPRETATION

1.1      Definitions.

         In this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below:

"ABCA" means the Business Corporations Act (Alberta), S.A. 1981, C. B-15, as amended from time to time, including the regulations promulgated thereunder;

"Affiliate" with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person;

"Acquisition Proposal" has the meaning set forth in Section 5.5;

"Arrangement" means the arrangement under section 186 of the ABCA on the terms and subject to the conditions set forth in the Plan of Arrangement;

"Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required by the ABCA to be sent to the Registrar after the Final Order is made;

"ASE" means the Alberta Stock Exchange or any successor exchange;

"Benefit Program or Agreement" means any stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, pension plan, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement,
employment   agreement  and  each  other  employee   benefit  plan,   agreement,
arrangement, program, practice or understanding to which Serac or any Serac Subsidiary is a party or has any obligation with respect to any employee, consultant or independent contractor rendering services to Serac;

"Business Day" means, with respect to any action to be taken, any day other than Saturday, Sunday or a statutory holiday in the place where such action is to be taken;

"Closing" means the closing of the transactions contemplated by this Agreement on the Effective Date;

"Commission" means the Securities Commission in Alberta;

"Court" means the Court of Queen's Bench of Alberta;

"Demands" means any claims, actions, suits, investigations, inquiries or proceedings;

"Depositary" means Montreal Trust Company of Canada at its offices located at 600, 530-8th Avenue S.W., Calgary, Alberta T2P 3S8;

"Effective Date" means the date the Articles of Arrangement are accepted for filing by the Registrar;

"Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Entity pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own or lease property or conduct business;

"Final Order" means the final order of the Court approving the Arrangement to be applied for following the Serac Shareholders Meeting pursuant to section 186(9) of the ABCA;

"Governmental Entity" means any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities, and any arbitration board or panel;

"GST"  means any and all  taxes  payable  under  Part IX of the  Excise  Tax Act
(Canada)  as  amended  from  time  to  time  and  any  regulations   promulgated
thereunder;

"Interim Order" means the interim order of the Court made in connection with the approval of the Arrangement;

"Lien" means any lien, mortgage, pledge, security interest, restriction on transfer, option, charge, right of any third Person or any other encumbrance of any nature;

"NASD" means the National Association of Securities Dealers (in the United States);

"NASDAQ"  means  the  National   Association  of  Securities  Dealers  Automated
Quotation System;

"Other Agreements" means, other than this Agreement, the agreements and instruments contemplated to be executed and delivered in connection with the Arrangement;

"Permitted Liens" means (A) Liens for taxes not due and payable and (B) inchoate mechanics', warehousemen's and other statutory Liens incurred in the ordinary course of business;

"Person"  means  an  individual,   corporation,   limited   liability   company,
partnership, Governmental Entity or any other entity;

"Plan of  Arrangement"  means  the plan of  arrangement,  which is  attached  as
Exhibit 1 and any  amendment  or  supplement  thereto  made in  accordance  with
Section 7.3;

"Proprietary Rights" rneans all patents, inventions, shop rights, licenses, know how, trade secrets (whether or not patentable or copyrightable), designs, plans, manuals, computer software, specifications, confidentiality agreements, confidential information and other proprietary technology and similar information which is intellectual property; all registered and unregistered trademarks, service marks, logos, names, trade names and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, in each case that are used in the conduct of the business of Serac or any Serac Subsidiary and all claims with respect to the foregoing;

"Proxy Circular" means the proxy circular, as amended or supplemented from time to time, relating to the approval by the Serac Common Shareholders at the Serac Shareholders Meeting of the Arrangement;

"Recommendation" has the meaning set forth in Section 5.1(c);

"Registrar" means the Registrar of Corporations appointed pursuant to section 253 of the ABCA;

"SEC" means the United States Securities and Exchange Commission;

"SEC Documents" means all reports heretofore filed by Silverzipper with the SEC;

"Securities Act" means the United States Securities Act of 1933, as amended,

"Serac Articles" means Serac's Articles of Amalgamation, as amended;

"Serac Assets" means all of the assets and properties of Serac and its subsidiaries;

"Serac Certificate" means a certificate that immediately prior to the Effective Date represented outstanding Serac Common Shares;

"Serac Commission Filings" means all reports and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Serac with the ASE or the Commissions together with any amendments thereto;

"Serac Affiliates" has the meaning set forth in Section 6.2(h);

"Serac Common Shareholders" means the holders of the Serac Common Shares;

"Serac Common Shares" means the Class "A" common shares in the capital of Serac;

"Serac Disclosure Letter" means the disclosure letter delivered by Serac to Silverzipper on the date hereof;

"Serac MAE" means (i) a single event, occurrence or fact that (together with all other events, occurrences and facts) would have, or might reasonably be expected to have, a material adverse effect on the assets, business, operations, prospects or financial condition of Serac or (ii) an item that prevents or adversely affects the ability of Serac to perform and comply with its obligations under this Agreement or any other agreement to be executed and delivered in connection with the transactions contemplated hereby or thereby;

"Serac Options" means the outstanding options to purchase an aggregate of 985,000 Serac Common Shares under the Serac Option Plan;

"Serac Option Plan" means the Serac Sports Ltd. Stock Option Plan;

"Serac Permits" has the meaning set forth in Section 3.2(o);

"Serac Shareholders Meeting" means the meeting of the shareholders of Serac (including any), adjournment thereof) that is to be convened as provided by the Interim Order to consider, and if deemed advisable, approve the Arrangement;

"Serac Subsidiaries" means all corporations, partnerships, limited liability companies and other entities of which Serac owns directly or indirectly, an equity interest;

"Silverzipper Assets" means all of the assets and properties of Silverzipper and its subsidiaries;

"Silverzipper Common Stock" means the common stock of Silverzipper;

"Silverzipper MAE" means (i) a single event, occurrence or fact that (together with all other events, occurrences and facts) would have, or might reasonably be expected to have, a material adverse effect on the assets, business, operations, prospects or financial condition of Silverzipper and its subsidiaries on a consolidated basis or (ii) an item that prevents or adversely affects the ability of Silverzipper or AcquisitionCo. to perform and comply with its obligations under this Agreement or any other agreement to be executed and delivered in connection with the transactions contemplated hereby or thereby;

"Silverzipper  Subsidiaries"  means  all  corporations,   partnerships,  limited
liability companies and other entities of which Silverzipper owns directly or indirectly, an equity interest.

1.1      Exhibit.

         The following Exhibit is annexed to and incorporated into this Agreement by reference and is deemed to be a part hereof:

Exhibit 1 - Plan of Arrangement

Exhibit 2 - Form of Lock-Up Agreement, List of Signatories and Number of Shares Owned



                           1 ARTICLE THE ARRANGEMENT

1.1      Court Approval.

         As soon as reasonably practicable after the date hereof, Serac shall apply to the Court pursuant to section 186 of the ABCA for an order approving the Arrangement and in connection with such application shall:

          (a) forthwith file, proceed with and diligently prosecute an application for an Interim Order under section 186(4) of the ABCA providing for, among other things, the calling and holding of the Serac Shareholders Meeting as provided for in Section 5.1(a) for the purpose of considering and, if deemed advisable, approving the Arrangement; and

          (a)  subject  to   obtaining   such   approval  of  the  Serac  Common
               Shareholders as may be directed by the Court in the Interim Order, take the steps necessary to submit the Arrangement to the Court and apply for the Final Order, and, subject to the fulfillment of the conditions set forth in Article 6, shall deliver to the Registrar Articles of Arrangement and such other documents as may be required to give effect to the Arrangement.

Copies of all documents in this proceeding shall be provided promptly to Silverzipper's counsel, and beforehand in the case of documents being filed by Serac.

Closing.

         The Closing shall take place at the offices of counsel for Serac as soon as practicable after the satisfaction or waiver of the conditions set forth in Article 6 but not later than three Business Days after the Final Order is granted or at such other time and place and on such other date as Silverzipper and Serac shall agree; provided that the closing conditions set forth in Article 6 shall have been satisfied or waived at or prior to such time.

1.1      Consummation of the Arrangement.

         At the time of Closing, the parties hereto will cause the Arrangement to be consummated by filing with the Registrar the Articles of Arrangement in such form as required by, and executed in accordance with, the relevant provisions of the ABCA and the Final Order.

1.1      Effects of the Arrangement.

         The Arrangement shall have the effects set forth in the Plan of Arrangement as affected by the applicable provisions of the ABCA and the Final Order.

1.1      Conversion of Securities.

         Subject to the terms and conditions of this Agreement, at the Effective Date, by virtue of the Arrangement and without any further action on the part of any of the parties hereto or their shareholders, each Serac Common Share issued and outstanding immediately prior to the Effective Date and held other than by Silverzipper shall be exchanged for Silverzipper Common Stock on the basis set forth in the Plan of Arrangement.

1.1      Taking of Necessary Action; Further Action.

         The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Arrangement as promptly as possible.

                                    1 ARTICLE
                         REPRESENTATIONS AND WARRANTIES

1.1      Representations and Warranties of Silverzipper and AcquisitionCo.

          Silverzipper and AcquisitionCo. hereby represent and warrant to Serac that:

          (b) Organization and Compliance with Law. Each of Silverzipper and AcquisitionCo. is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Silverzipper and AcquisitionCo. has all requisite corporate power and corporate authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted. Silverzipper is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not have a Silverzipper MAE. Each of Silverzipper and AcquisitionCo. is in compliance with all applicable material laws, judgments, orders, rules and regulations, domestic and foreign.

(a)  Capitalization.

          (i) The authorized capital stock of Silverzipper consists of 100,000,000 shares of Silverzipper Common Stock, of which 3,740,316 shares were issued and outstanding as at the date hereof.

          (i) The authorized share capital of AcquisitionCo. consists of an unlimited number of common shares, of which there is 100 common share issued and outstanding owned by Silverzipper.

(a) Authorization and Validity of Agreement. The execution and delivery by Silverzipper and AcquisitionCo. of this Agreement and the Other Agreements and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Silverzipper and AcquisitionCo. and is a valid and binding obligation of Silverzipper and AcquisitionCo., enforceable against Silverzipper and AcquisitionCo. in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. The Other Agreements, when executed and delivered by Silverzipper and AcquisitionCo., as applicable, will constitute valid and binding obligations of Silverzipper and AcquisitionCo. enforceable against them in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

(a) No Approvals or Notices Required: No Conflict. Neither the execution and delivery of this Agreement nor the performance by Silverzipper and
     AcquisitionCo. of its respective obligations hereunder, nor the consummation of the transactions contemplated hereby by Silverzipper and AcquisitionCo., will (i) conflict with the articles or bylaws of Silverzipper or AcquisitionCo.; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any, provision of law applicable to Silverzipper or AcquisitionCo.; (iii) except for (A) issuance of the Interim Order and the Final Order by the Court, (B) requirements of notice filings in such foreign jurisdictions as may be applicable and (C) the filing of Articles of Arrangement in accordance with the ABCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Silverzipper or AcquisitionCo.; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any Lien upon any properties, assets or business of Silverzipper or AcquisitionCo. under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Silverzipper or AcquisitionCo. is a party or by, which it or any, of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed.

(a) Voting Requirements. No vote of the holders of shares of the capital stock of Silverzipper is required under applicable law to approve this Agreement and the Arrangement.

(a) Information Supplied. The information supplied or to be supplied by Silverzipper and AcquisitionCo. in writing for inclusion or incorporation by reference in the Proxy Circular shall, at the date the Proxy Circular is first mailed to Serac Common Shareholders and at the time of the Serac Shareholders Meeting, shall not contain any material misrepresentation or omissions (as defined in the Securities Act (Alberta)).

(a) Authorization for Silverzipper Common Stock. Silverzipper has taken all necessary action to permit it to issue the number of shares of Silverzipper Common Stock required to be issued pursuant to the terms of the Plan of Arrangement and this Agreement. The shares of Silverzipper Common Stock issued pursuant to the terms of the Plan of Arrangement and this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

(a) SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Silverzipper included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and accurately and fully present the consolidated financial position of Silverzipper and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the SEC Documents, no event has occurred since the date of filing of such documents that would constitute a Silverzipper MAE.

(a) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since September 30, 1999, except as contemplated by this Agreement or as disclosed in the SEC Documents, there has not been: (i) a Silverzipper MAE or (ii) any other condition, event or development that reasonably may be expected to result in a Silverzipper MAE.

(a) Litigation. Except as disclosed in writing to Serac, there are no Demands pending or, to the knowledge of Silverzipper, threatened against or affecting (i) Silverzipper or any of its properties at law or in equity, or any of their employee benefit plans or fiduciaries of such plans or (ii) any Silverzipper Subsidiary or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, before or by any Governmental Entity, wherever located.

(a) Environmental Matters. Except as disclosed in writing to Serac (i) the properties, operations and activities of Silverzipper complies in all material respects with all applicable Environmental Laws; (ii) none of Silverzipper or any Silverzipper Subsidiary is subject to any existing, pending, or, to the knowledge of Silverzipper, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Silverzipper under any Environmental Law in connection with any aspect of the business of Silverzipper or any Silverzipper Subsidiary, including, without limitation, those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Arrangement and Silverzipper and each Silverzipper Subsidiary is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Silverzipper and each Silverzipper Subsidiary has satisfied and is currently in compliance in all material respects with all financial responsibility requirements applicable to its operations and imposed by any Governmental Entity under any Environmental Law, and none of such parties has received any notice of noncompliance with any such requirements; (v) to Silverzipper's knowledge, there are no physical or environmental conditions existing on any property currently owned or leased or presently owned or leased by Silverzipper or any entity in which it has or had ownership interest that could reasonably be expected to give rise to any on-site or off-site remedial obligations under any Environmental Laws; and (vi) to Silverzipper's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by Silverzipper or any Silverzipper Subsidiary or used in connection with their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the knowledge of Silverzipper, such carriers and facilities have been and are operating in compliance in all material respects with such authorizations and are not the subject of any existing, pending, or overtly threatened action, investigation, or inquiry by any Governmental Entity in connection with any Environmental Laws;

(a) Compliance with Laws. Silverzipper holds all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities (the "Silverzipper Permits"). To Silverzipper's knowledge, all applications with respect to the Silverzipper Permits (excluding applications for such Silverzipper Permits where the failure to so hold could not reasonably be expected to have a Silverzipper
     MAE) were complete and correct in all material respects when made and Silverzipper does not know of any reason why any of the Silverzipper Permits would be subject to cancellation of the Silverzipper Permits in all material respects. Silverzipper has not violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to Silverzipper or its business, assets or operations in any material respect.

(a) Title to Property. To Silverzipper's knowledge, it has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

(a)  Silverzipper Assets.

          (i) the Silverzipper Assets are subject to no liens except as set forth on Schedule A.

          (i) Silverzipper has not received any notices of material violation or alleged material violation of the provisions of any agreement in respect of the Silverzipper Assets.

          (i) Silverzipper has performed, observed and satisfied all of its material duties, liabilities, obligations and covenants required to be satisfied, performed and observed by it under and is not in material default under or in material breach of, the terms of any material leases or agreements pertaining to the Silverzipper Assets.

          (i) All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of the Silverzipper Assets payable in respect of or in relation to substantially all of the Silverzipper Assets have been properly and fully paid and discharged.

          (i) There is no material circumstance, matter or thing known to Silverzipper which indicates in any manner that it may not hold good and marketable title to any of the Silverzipper Assets except for liens disclosed herein.

          (i) All material documents and agreements of whatsoever nature and kind affecting the title to the Silverzipper Assets which are in the possession of Silverzipper or of which Silverzipper is otherwise aware have been disclosed to Serac.

(a) Insurance Policies. All insurance policies held by Silverzipper are in full force and effect, with responsible insurance carriers and are substantially equivalent in coverage and amount to policies covering companies of the size of Silverzipper and in the business in which Silverzipper is engaged, in light of the risk to which such companies and their employees, businesses, properties and other assets may be exposed. All retroactive premium adjustments under any worker's compensation policy of Silverzipper has been recorded in Silverzipper's financial statements in accordance with United States generally accepted accounting principles and are reflected in the financial statements contained in the SEC Documents;

(a) SEC Documents: Financial Statements. Silverzipper is not in default of any requirement of such securities laws and it is in compliance with the bylaws, rules and regulations of the NASD, being the only exchange upon which its stock of Silverzipper is listed. Silverzipper has filed all reports and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the NASD and the SEC. As of the respective dates of their filing with the NASD or the SEC, the Silverzipper SEC Filings complied in all material respects with the applicable securities laws, the rules and regulations of the SEC thereunder and the bylaws, rules and regulations of the NASD, and were true and complete in all material respects and did not contain any material misrepresentation.



     Each of the financial statements (including any related notes or schedules) included in the Silverzipper SEC Documents was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the NASD and the SEC. Such consolidated financial statements accurately and fully present the consolidated financial position of Silverzipper as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, Silverzipper has no material liabilities, absolute or contingent that are not reflected in the Silverzipper SEC Documents except those incurred in the ordinary course of its business; and



          (a) Disclosure. Silverzipper has made disclosure of all material facts relating to its business and financial affairs to Serac and acknowledges that Serac is relying upon such disclosure in determining whether to proceed with the Plan of Arrangement.



1.1      Representations and Warranties of Serac.



  Serac hereby represents and warrants to Silverzipper and AcquisitionCo. that:


          (a) Organization. Serac is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Alberta. Serac has all requisite corporate power and corporate authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted. Serac is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not have a Serac MAE. Serac is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign.



(a)      Capitalization.



          (i) The authorized share capital of Serac consists of an unlimited number of Class "A" Common Shares, an unlimited number of Class "B" Common Shares and an unlimited number of Class "C" preferred shares issuable in series of which there are 12,299,912 Serac Common Shares. No other shares in the capital of Serac are outstanding. A total of 1,005,000 Serac Common Shares have been reserved for issuance upon the exercise of the Serac Options. All issued and outstanding Serac Common Shares are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Serac is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its shares, or any agreement or arrangement providing for registration rights with respect to any shares or other securities of Serac. All rights, options and warrants, of every description, to purchase Serac Common Shares are referred to as the "Serac Rights".



          (i) Other than Serac Common Shares issued pursuant to the Serac rights at the Effective Date, there will not be, any (A) shares of capital or other equity securities of Serac outstanding, other than the 12,299,912 Serac Common Shares currently issued and outstanding and any additional Serac Common Shares issued after the date hereof and prior to the Effective Date pursuant to the exercise of Serac Options, or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of share capital of Serac, or contracts, understandings or arrangements to which Serac is a party, or by which it is or may be bound, to issue additional shares of its capital or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital.



          (i) Section 1 of the Serac Disclosure Letter sets forth a list of the Serac Subsidiaries including name, jurisdiction, authorized and outstanding capital stock and the registered and beneficial holder(s) thereof. Each Serac Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly authorized, qualified and licensed and has all requisite power and authority under all applicable laws, ordinances and orders of public authorities to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted. All of the outstanding shares in the capital of the Serac Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable, were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person and are owned of record and beneficially by Serac or the Serac Subsidiary identified on such schedule as owning such interest free and clear of all Liens (other than restrictions on sales of shares under applicable securities laws). There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating any Serac Subsidiary (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in the capital of any Serac Subsidiary or any securities or obligations convertible into or exchangeable for such shares or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding. Neither Serac nor any Serac Subsidiary owns (directly or indirectly) any equity interest or other interest or investment in any corporation, partnership, joint venture, association or other entity or organization, other than the Serac Subsidiaries.



(a) Authorization and Validity of Agreement. Serac has all requisite corporate power and authority to enter into this Agreement and the Other Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Serac of this Agreement and the Other Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action
     (subject only, with respect to the Arrangement, to approval of this Agreement by the Serac Common Shareholders as provided for in Section 5.1). On or prior to the date hereof the Board of Directors of Serac has unanimously determined to recommend approval of the Arrangement to the Serac Common Shareholders, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Serac and is the valid and binding obligation of Serac enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. The Other Agreements, when executed and delivered by Serac, as applicable, will constitute valid and binding obligations of Serac, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.



(a) No Approvals or Notices Required; No Conflict with Instruments to which Serac is a Party. The execution and delivery of this Agreement and the
     Other Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Serac or any of the Serac Subsidiaries under, any provision of
     (i) the Serac Articles or bylaws of Serac or any provision of the comparable organizational documents of the Serac Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, guaranty or other financial assurance agreement or other agreement, instrument, permit, concession, franchise or license applicable to Serac or its properties or assets, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, guaranty or other financial assurance agreement or other agreement, instrument, permit, concession, franchise or license applicable to any Serac Subsidiary, or their respective properties or assets and (iv) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Serac or any of the Serac Subsidiaries or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Serac or any of the Serac Subsidiaries in connection with the execution and delivery of this Agreement by Serac or the consummation by Serac of the transactions contemplated hereby, except for (i) issuance of the Interim Order and the Final Order, (ii) the filing with the ASE and Commissions of the Proxy Circular, (iii) the filing of the Articles of Arrangement with the Registrar with respect to the Arrangement as provided in the ABCA and the Final Order and appropriate documents with the relevant authorities of other jurisdictions in which Serac is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices as are set forth in Section 2 of the Serac Disclosure Letter.



(a) Commission Filings: Financial Statements. Serac is a reporting issuer under the securities laws of Alberta and is not in default of any requirement of such securities laws and it is in compliance with the bylaws, rules and regulations of the ASE, being the only exchange upon which the Serac Common Shares are listed. Serac has filed all reports and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the ASE and the Commission. Serac has heretofore delivered to Silverzipper copies of the Serac, ASE and Commission Filings. As of the respective dates of their filing with the ASE or the Commission, the Serac Commission Filings complied in all material respects with the applicable securities laws, the rules and regulations of the Commission thereunder and the bylaws, rules and regulations of the ASE, and were true and complete in all material respects and did not contain any misrepresentation (as defined in the Securities Act (Alberta)).



     Each of the financial statements (including any related notes or schedules)included in the Serac Commission Filings was prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto)and complied with the rules and regulations of the ASE and the Commission. Such consolidated financial statements accurately and fully present the consolidated financial position of Serac as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, Serac has no material liabilities, absolute or contingent that are not reflected in the Serac Commission Filings.



(a) Other Financial Information. The financial information theretofore provided by Serac to Silverzipper is true and correct in all material respects.



(a) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 31, 1999, except as contemplated by this Agreement or as disclosed in the Serac Commission Filings, Serac and the Serac Subsidiaries have conducted their respective businesses only in the ordinary and usual course in accordance with past practice, and there has not been: (i) a Serac MAE or any other material adverse change in the financial condition, results of operations, prospects, assets or business of Serac or any Serac Subsidiary, taken as a whole, or (ii) any other condition, event or development that reasonably may be expected to result in any such material adverse change or a Serac MAE; (iii) any change by Serac in its accounting methods, principles or practices; (iv) any amendment to the Serac Articles, bylaws or other governing documents or any resolutions or proceedings pending for any amendment thereto, except as may be contemplated therein; (v) except as disclosed in Section 3 of the Serac Disclosure Letter, any revaluation by Serac or any Serac Subsidiary of any of its assets, including, without limitation, writing down the value of or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice; (vi) any entry by Serac or any Serac Subsidiary into any commitment or transaction that may be material to Serac and is not in the ordinary course of business; (vii) any declaration, setting aside or payment of any dividends or distributions in respect of the Serac Common Shares or any redemption, purchase or other acquisition of any of its securities; (viii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting or which may materially and adversely affect the properties or business of Serac; (ix) any increase in indebtedness of borrowed money other than borrowing under existing credit facilities as disclosed in Section 3 of the Serac Disclosure Letter; (x) any granting of a security interest or Lien on any property or assets of Serac, other than Permitted Liens; or (xi) any loss of a customer or customers accounting for more, in the aggregate than 5% of fiscal 1999 sales, or (xii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any directors, officers or key employees of Serac or for which Serac would be responsible or change in any benefit plan or agreement.

(b) Litigation. Except as disclosed in the Serac Commission Filings, there are no Demands pending or, to the knowledge of Serac, threatened against or affecting (i) Serac or any of its properties at law or in equity, or any of their employee benefit plans or fiduciaries of such plans or (ii) any Serac Subsidiary or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, before or by any, Governmental Entity, wherever located. Except as disclosed in the Serac Commission Filings, Serac is not subject to any judicial, governmental or administrative order, writ, judgment, injunction or decree.



(a) Disclosure. Serac has made disclosure of all material facts (as defined in the Securities Act (Alberta)) relating to its business and financial affairs to Silverzipper and acknowledges that Silverzipper is relying upon such disclosure in determining whether to proceed with the Plan of Arrangement.



     (a) Employee Benefit Plans.



          (i) Section 4 of the Serac Disclosure Letter provides a description of each Benefit Program or Agreement that is sponsored, maintained or contributed to by Serac or any Serac Subsidiary for the benefit of its employees or others, or has been so sponsored, maintained or contributed to within three years prior to the Effective Date. True and complete copies of each of the Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto have been furnished to Silverzipper.



          (i) Except as otherwise set forth in Section 4(ii) of the Serac Disclosure Letter,



               (A) Each Benefit Program or Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law;


               (A) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Serac, threatened against, or with respect to, any of the Benefit Programs or Agreements or its assets; and


               (A)  The  execution  and  delivery  of  this  Agreement  and  the consummation of the transactions contemplated hereby will not require Serac or any Serac Subsidiary to make a larger contribution to, or pay greater benefits under, any Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Benefit Program or Agreement or cause the companies to make accelerated payments.


          (i) Except as set forth in Section 4(iii) of the Serac Disclosure Letter, termination of employment of any employee of Serac or any Serac Subsidiary immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Benefit Programs or Agreements.



          (i) Except as set forth in Section 4(iv) of the Serac Disclosure Letter, each of the Benefit Programs or Agreements may be unilaterally amended or terminated in its entirety, without liability except as to benefits accrued thereunder prior to such amendment or termination.



          (i) None of the employees of Serac or any Serac Subsidiary are subject to union or collective bargaining agreements.



          (i) To the best knowledge of Serac, none of Serac or any of the Serac Subsidiaries, any officer or director of Serac or any of the Serac Subsidiaries or any of the Benefit Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in any prohibited transaction or act or any other breach of fiduciary responsibility that could subject Serac or any Serac Subsidiary or to any tax or penalty or to any liability under any applicable law or regulation.



(a)      Taxes.



          (i) Serac and its current and past subsidiaries have duly and timely filed, in proper form, accurate and complete returns in respect of taxes under the Income Tax Act (Canada), the Alberta Corporate Tax Act, the income tax legislation of any other province of Canada or any foreign country having jurisdiction over its affairs or any of the Serac Subsidiaries, and similar legislation of other provinces having jurisdiction over its affairs, for all prior periods in respect of which such filings have heretofore been required. All taxes shown on such returns and all taxes now owing, including interest and penalties, have been paid or accrued on Serac's books. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, provincial or other income tax return for any period. There is no claim against Serac or any Serac Subsidiary with respect to any taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any tax return of or with respect to Serac or any Serac Subsidiary except as set forth in section 5A of Serac's Disclosure Letter. All income tax returns of or with respect to Serac or any Serac
               Subsidiary up to and including January 31, 1999, have been assessed by the applicable Governmental Entity. The total amounts set up as liabilities for current and deferred taxes in the consolidated financial statements included in the Serac Commission Filings have been prepared in accordance with Canadian generally accepted accounting principles and are sufficient to cover the payment of all taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Serac or any Serac Subsidiary through the periods covered thereby. Except for statutory Liens for current taxes not yet due, no Liens for taxes exist upon the assets of Serac.



          (i) Serac and each Serac Subsidiary has remitted to the proper tax authority when required by law to do so, all amounts payable by it on account of GST and is a "taxable Canadian corporation" for the Income Tax Act (Canada).



          (i) As of the Effective Date, Serac shall have fully accrued for all taxes that may be required to be paid as a result of the transactions contemplated hereby.



          (a) Environmental Matters. Except as set forth in Section 5 of the Serac Disclosure Letter, (i) the properties, operations and activities of Serac and each of the Serac Subsidiaries complies in all material respects with all applicable Environmental Laws;
               (ii) none of Serac or any Serac Subsidiary is subject to any existing, pending, or, to the knowledge of Serac, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Serac under any Environmental Law in connection with any aspect of the business of Serac or any Serac Subsidiary, including, without limitation, those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Arrangement and Serac and each Serac Subsidiary is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Serac and each Serac Subsidiary has satisfied and is currently in compliance in all material respects with all financial responsibility requirements applicable to its operations and imposed by any Governmental Entity under any Environmental Law, and none of such parties has received any notice of noncompliance with any such requirements; (v) to Serac's knowledge, there are no physical or environmental conditions existing on any property currently owned or leased or presently owned or leased by Serac or any entity in which it has or had ownership interest that could reasonably be expected to give rise to any on-site or off-site remedial obligations under any Environmental Laws; and (vi) to Serac's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by Serac or any Serac Subsidiary or used in connection with their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the knowledge of Serac, such carriers and facilities have been and are operating in compliance in all material respects with such authorizations and are not the subject of any existing, pending, or overtly threatened action, investigation, or inquiry by any Governmental Entity in connection with any Environmental Laws.



          (a) Severance Payments. Except as set forth in Section 6 of the Serac Disclosure Letter, Serac will not have any liability or obligation to make any payment under a benefit plan or agreement as a result of the Arrangement or the transactions contemplated by this Agreement, nor will any of its employees, officers or directors be entitled to an increase in severance payments or other benefits as a result of the Arrangement or the transactions contemplated by this Agreement or the Other Agreements in the event of the subsequent termination of their employment.



          (a) Shareholder and Similar Agreements. To the knowledge and belief of Serac, there are no shareholder, pooling, voting trust or other agreements relating to the issued and outstanding shares of Serac, except for the Lock-Up Agreements annexed hereto as Exhibit B.



          (a) Brokers. No broker, investment banker, or other Person acting on behalf of Serac or any Serac Subsidiary is or will be entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement.



          (a) Compliance with Laws. Serac and each of the Serac Subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities (the "Serac Permits"). All applications with respect to the Serac Permits were complete and correct in all material respects when made and Serac does not know of any reason why any of the Serac Permits would be subject to cancellation. Serac and each of the Serac Subsidiaries are in compliance with the terms of the Serac Permits. Neither Serac nor any of the Serac Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any federal, provincial or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to Serac or any of the Serac Subsidiaries or their respective business, assets or operations.



          (a) Contracts. Section 7 to the Serac Disclosure Letter contains a complete list of the following contracts, agreements, arrangements, ownership interests and commitments: (i) all benefit plans and agreements, employment or consulting contracts or agreements to which Serac or any Serac Subsidiary is contractually obligated; (ii) leases, sales contracts and other agreements with respect to any property, real or personal, of Serac or any Serac Subsidiary or to which Serac or any Serac Subsidiary is contractually obligated; (iii) contracts or commitments for capital expenditures or acquisitions in excess of $25,000.00 in the aggregate to which Serac or any Serac Subsidiary is obligated; (iv) agreements, contracts, indentures or other instruments relating to the borrowing of money, or the guarantee of any obligation for the borrowing of money, to which Serac or any Serac Subsidiary is a party or any of their respective properties is bound; (v) contracts or agreements or amendments thereto that would be required to be filed as an exhibit to a Serac Commission Filing that has not yet been filed as an exhibit; (vi) all corporations, partnerships, limited liability companies and other entities in which Serac or any Serac Subsidiary owns or has owned, directly or indirectly, a material equity interest; (vii) all material indemnification and guarantee or other similar obligations to which Serac or any Serac Subsidiary is bound and which the officers of Serac or any Serac Subsidiary, after reasonable investigation, are aware;
               (viii) any outstanding bonds, letters of credit posted or guaranteed by Serac or any Serac Subsidiary with respect to any Person; (ix) any covenants not to compete or other obligations affecting Serac or any Serac Subsidiary that would restrict Silverzipper or its Affiliates from engaging in any business or activity; (x) any agreement, lease, contract or commitment or series of related agreements, leases, contracts or commitments not entered into in the ordinary course of business or, except for agreements to purchase or sell goods and services entered into in the ordinary course of business, not cancellable by Serac or any Serac Subsidiary within 30 calendar days; (xi) licenses, restrictive covenants, liens; (xii) contracts, agreements, arrangements or commitments, other than the foregoing, that could reasonably be considered to be material to Serac or any Serac Subsidiary, taken as a whole.



     (a) Title to Property.



               (i) Other than as disclosed in the Serac Disclosure Letter, the Serac Assets are free and clear of any liens, royalties, production payments, charges, adverse claims, demands or encumbrances created by, through or under Serac or of which Serac has knowledge.



               (i) Serac and each of the Serac Subsidiaries has complied in all material respects with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect. Serac and each of the Serac Subsidiaries enjoy peaceful and undisturbed possession under all such leases.



     (a) Serac Assets.



               (i) the Serac Assets are subject to no liens except as set forth in the Serac Disclosure Letter.



               (i)  Serac has not received any notices of material  violation or
                    alleged   material   violation  of  the  provisions  of  any
                    agreement in respect of the Serac Assets.



               (i) Serac has performed, observed and satisfied all of its material duties, liabilities, obligations and covenants required to be satisfied, performed and observed by it under and is not in material default under or in material breach of, the terms of any material leases or agreements pertaining to the Serac Assets.



               (i) All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of the Serac Assets payable in respect of or in relation to substantially all of the Serac Assets have been properly and fully paid and discharged.



               (i) There is no material circumstance, matter or thing known to Serac which indicates in any manner that it may not hold good and marketable title to any of the Serac Assets.



               (i) All material documents and agreements of whatsoever nature and kind affecting the title to the Serac Assets which are in the possession of Serac or of which Serac is otherwise aware have been disclosed to Silverzipper.



          (a) Insurance Policies. Section 8 of the Serac Disclosure Letter contains a correct and complete description of all insurance policies held by Serac covering Serac and the Serac Subsidiaries, any employees or other agents of Serac and the Serac Subsidiaries or Serac Assets. Each such policy is in full force and effect, is with responsible insurance carriers and is substantially equivalent in coverage and amount to policies covering companies of the size of Serac and in the business in which Serac and the Serac Subsidiaries is engaged, in light of the risk to which such companies and their employees, businesses, properties and other assets may be exposed. All retroactive premium adjustments under any worker's compensation policy of Serac or any of the Serac Subsidiaries have been recorded in Serac's financial statements in accordance with Canadian generally accepted accounting principles and are reflected in the financial statements contained in the Serac Commission Filings.



(a) Information Supplied. The information included or incorporated by reference in the Proxy Circular (except for any information supplied or to be supplied by Silverzipper) shall, at the date the Proxy Circular is first mailed to Serac Common Shareholders and at the time of the Serac Shareholders Meeting, be true and complete in all material respects and shall not contain any misrepresentation (as defined in the Securities Act (Alberta)). The Proxy Circular will comply as to form in all material respects with the requirements of the Securities Act (Alberta) and the rules and regulations thereunder.



(a) Serac 0ptions. Serac has terminated the granting of Serac Options and has negotiated the exercise of all unexercised Serac Rights effective on or before the Effective Date and prior to the filing of the Articles of Arrangement at no cost to Serac.



(a) Disclosure. The disclosure by Serac hereunder to Silverzipper has not omitted any facts or projected facts that may be the basis for a Serac MAE.



                          1 ARTICLE COVENANTS OF SERAC

1.1      Conduct of Business by Serac Pending the Arrangement.



         Serac covenants and agrees that, from the date of this Agreement until the earlier of the Effective Date or the date of termination of this Agreement, unless Silverzipper shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:



(a) The business of Serac and the Serac Subsidiaries shall be conducted only in, and Serac and the Serac Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice.



(a) Serac shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber any share capital of Serac except for the issuance of Serac Common Shares upon the exercise of outstanding Serac Rights; (ii) split, combine, or reclassify any outstanding share capital, or declare, set aside, or pay any dividend payable in cash, shares, property, or otherwise with respect to its share capital whether now or hereafter outstanding; (iii) redeem, purchase or acquire or offer to acquire any of its share capital; (iv) grant any options to purchase any shares of Serac or any Serac Subsidiary; (v) acquire, agree to acquire or make any offer to acquire for cash or other consideration, any equity interest in or all or substantially all of the assets of any corporation, partnership, joint venture, or other entity; (vi) enter into any contract, agreement, commitment, or arrangement with respect to any of the matters set forth in this Section 1.10(b); (vii) amend its articles or bylaws; or
     (viii) reorganize, amalgamate or merge with any other Person.



(a) Serac shall allow Silverzipper and its representatives and agents full access during normal business hours, to all of the assets, properties, books, records, agreements and commitments of each of Serac and its subsidiaries and provide all such information concerning Serac and its subsidiaries as Silverzipper may reasonably request.



(a)      Until the Effective Date, Serac shall:



     (i) conduct its operations in the ordinary and normal course of business and in accordance with applicable laws, generally accepted industry practice, any operating and other agreements applicable to the Serac Assets and within its usual areas of exploration except as otherwise contemplated by this Agreement or as otherwise agreed to in writing by Silverzipper;



     (i) in all material respects, conduct itself so as to keep Silverzipper fully informed as to the decisions required with respect to the most advantageous methods in Serac's opinion of operating and the Serac Assets and promptly disclose in writing to Silverzipper all material adverse changes, if any, in the Serac Assets or in its interest therein;



     (i) except in respect of existing commitments, not make or authorize, without prior written consent of Silverzipper, any single capital expenditure in respect of any of its properties or assets which exceeds U.S. $25,000.00 in the aggregate, otherwise than in the event of a catastrophe or other event endangering life, property or the environment;



     (i) take no action which would be outside the ordinary course of business or which may result in a Serac MAE;



     (i)  not modify a benefit plan or agreement; and



     (i) maintain insurance on and in respect of all of its properties and assets in like kind to, and in an amount not less than the amount of, insurance in respect of its properties and assets in effect on the date hereof.



(a) Neither Serac nor any of the Serac Subsidiaries shall sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or otherwise dispose of any of Serac's or the Serac Subsidiaries' properties or assets.



(a) Neither Serac nor any of the Serac Subsidiaries shall, directly or indirectly, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Serac or the Serac Subsidiaries, guarantee any debt securities of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or make or permit to remain outstanding any loans, advances or capital contributions to, or investments in, any other Person, other than to Serac or any direct or indirect wholly-owned subsidiary of Serac.



(a) Neither Serac nor any of the Serac Subsidiaries shall make any election relating to taxes.



(a) Neither Serac nor any of the Serac Subsidiaries shall change any accounting principle used by it.



(a) Serac shall use its reasonable efforts: (i) to preserve intact the business organization of Serac; (ii) to maintain in effect any material authorizations or similar rights of Serac; (iii) to preserve the goodwill of those having business relationships with it, (iv) to maintain and keep each of Serac's properties in the same repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (v) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it.



(a) Serac shall not authorize any of, or commit or agree to take any of, or permit any Serac Subsidiary to take any of, the foregoing actions to the extent prohibited by the foregoing and shall not, and shall not permit any of the Serac Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Arrangement set forth in Article 6 not being satisfied. Serac promptly shall advise Silverzipper orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Serac and the Serac Subsidiaries, taken as a whole, or cause a Serac MAE.





                                    1 ARTICLE
                             ADDITIONAL AGREEMENTS

1.1      Cooperation; Consents and Approvals



(a) Serac shall use all reasonable efforts to, as soon as practicable, complete the preparation of the Proxy Circular as agreed with Silverzipper and, subject to the grant of the Interim Order, to mail to the Serac Common Shareholders and file in all jurisdictions where required the Proxy Circular and other documentation required in connection with the Serac Shareholders Meeting, all in accordance with National Policy No. 41 of the Canadian Securities Administrators, the Interim Order and applicable law, and Serac shall use all reasonable efforts, subject to the grant of the Interim Order, to as soon as practicable and in any event on the date specified in the Interim Order, to convene the Serac Shareholders Meeting for the purpose of approving the Arrangement and this Agreement in accordance with the Interim Order.



(a) Serac shall ensure that the Proxy Circular complies with all applicable disclosure laws as they relate to the disclosure of information regarding Serac and, without limiting the generality of the foregoing, provides the Serac Common Shareholders to which such circular is sent with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them.



(a) Subject to the terms and conditions set forth in Section 5.5 and the fiduciary obligations of the Board of Directors of Serac with respect to such matters, the Board of Directors of Serac: (i) shall recommend at such meeting that the Serac Common Shareholders vote to adopt and approve the Arrangement and this Agreement (the "Recommendation"); (ii) shall use all reasonable efforts to solicit from the Serac Common Shareholders proxies in favour of such adoption and approval; and (iii) shall take all other action reasonably necessary to secure a vote of its shareholders in favour of the adoption and approval of the Arrangement and this Agreement.



(a) Serac shall use all reasonable efforts to effect a release of all escrowed shares by the ASE ("Escrowed Shares Release").



1.1      Filings; Consents; Reasonable Efforts



         Subject to the terms and conditions set forth in Section 5.5 and the fiduciary obligations of the Board of Directors of Serac with respect to such matters, Serac, Silverzipper and AcquisitionCo. shall: (i) make all necessary filings with respect to the Arrangement and this Agreement under applicable securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) use reasonable efforts to obtain all consents, waivers, approvals, authorizations, and orders required in connection with the authorization, execution, and delivery of this Agreement and the consummation of the Arrangement; (iii) use reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement; and
(iv) will permit the review by each other of all documents to be filed with the Court or to be sent to the Serac Common Shareholders with respect to the Serac Shareholders Meeting.



1.1      Notification of Certain Matters



         Serac shall give prompt notice to Silverzipper, and Silverzipper shall give prompt notice to Serac, orally and in writing, of: (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Date; and (ii) any material failure of Serac, AcquisitionCo. or Silverzipper, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.



1.1      Expenses



         All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Arrangement is consummated. Serac shall obtain Silverzipper's consent for its costs and expenses, not to be unreasonably withheld or delayed.



1.1      Mutual Agreements



         Each of Silverzipper, Serac and AcquisitionCo. covenants and agrees that, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier, it:



     (a) in the case of Serac, will in a timely and expeditious manner proceed with and diligently prosecute an application to the Court under the ABCA for an Interim Order with respect to the Arrangement;



     (a) will, in a timely and expeditious manner, carry out the terms of the Interim Order, provided that nothing shall require a party to consent to any modification of this Agreement, the Arrangement or such party's obligations hereunder;



     (a) will, subject to the approval of the Arrangement at the Serac Shareholders Meeting in accordance with the provisions of the Interim Order, forthwith, but in any event not later than February 15, 2000, file, proceed with and diligently prosecute together with the other parties hereto an application for the Final Order; and



     (a) will forthwith carry out the terms of the Final Order and will, together with the other parties, file Articles of Arrangement and the Final Order with the Registrar in order for the Arrangement to become effective on or before February 15, 2000, provided that nothing shall require a party to consent to any modification of this Agreement, the Arrangement or such party's obligations hereunder.



1.1      Deposit of Silverzipper Stock and Cash



         Silverzipper shall deposit with the Depositary the shares of Silverzipper Common Stock and cash required for the exchange of Serac Common Shares held by Serac Common Shareholders other than Silverzipper pursuant to this Agreement and the Plan of Arrangement and Silverzipper shall irrevocably direct the Depositary to exchange the Serac Common Shares held by such holders with the shares of Silverzipper Common Stock and/or cash deposited. Such deposit shall be made 5 days prior to the Closing of the transaction contemplated herein.

1.1      AcquisitionCo. Obligations



         Silverzipper covenants and agrees to cause AcquisitionCo. to fulfill its obligations under this Agreement in accordance with the provisions of this Agreement.



                                    1 ARTICLE
                                   CONDITIONS

1.1      Conditions to Obligation of Each Party to Effect the Arrangement



         The respective obligations of each party to effect the Arrangement shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:



     (a) This Agreement and the Arrangement shall have been approved and adopted by the requisite vote of the Serac Common Shareholders as may be required by law, by the Court, by the rules of the ASE and by any applicable provisions of the Serac Articles or its bylaws;



     (a) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal, provincial or state court or governmental agency or other foreign, federal or provincial regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Arrangement;



     (a) There shall have been obtained any and all material permits, approvals and consents of securities commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Arrangement and the transactions contemplated thereby will be in compliance with applicable laws; and



     (a) There shall have been obtained all approvals and consents of third Persons the granting of which is necessary for the consummation of the Arrangement or the transactions contemplated in connection therewith including the receipt of the Interim Order and the Final Order.



1.1      Additional Conditions to Obligation of Silverzipper and AcquisitionCo.



         The obligation of Silverzipper and AcquisitionCo. to effect the Arrangement is, at the option of Silverzipper and AcquisitionCo., also subject to the fulfillment at or prior to the Effective Date of the following conditions:



     (a) The representations and warranties of Serac contained in Section 3.2 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Effective Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Serac on or before the Effective Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Effective Date and signed by the president of Serac shall have been delivered to Silverzipper;



     (a) There shall not have occurred or exist any fact or condition that would reasonably result in a Serac MAE or would constitute a material fixed or contingent liability to Serac, and Silverzipper shall have received a certificate signed by the president of Serac dated the Effective Date to such effect;



     (a)  Serac shall have received the consent of CIT Group to the Arrangement;



     (a) The Recommendation shall have been made and not withdrawn or altered in any manner detrimental to the Arrangement;



     (a) There shall be no more than 5% of the total issued and outstanding Serac Common Shares having exercised rights of dissent in relation to the Arrangement approved at the Serac Shareholders Meeting;



     (a) Silverzipper shall have received from McCarthy Tetrault, counsel to Serac, an opinion dated the Effective Date covering customary matters relating to this Agreement and the Arrangement;



     (a) Silverzipper shall be reasonably satisfied that immediately prior to the Effective Date no Person has any agreement or option or any right or privilege (whether by law, preemptive right, contract or otherwise) capable of becoming an agreement, option, right or privilege for the purchase, subscription, allotment or issuance of any unissued securities of Serac;



     (a) All Serac options shall have been either exercised or terminated and cancelled in accordance with the terms of the Lock-up Agreement;



     (a) Silverzipper shall have received from Serac a list of such Persons, if any, that Silverzipper, after discussions with counsel for Serac, believes may be "affiliates" of Serac (the "Serac Affiliates"), within the meaning of Rule 145 promulgated under the Securities Act. Serac shall deliver or cause to be delivered to Silverzipper an undertaking by each Serac Affiliate in form satisfactory to Silverzipper that no Silverzipper Common Stock received or to be received by such Serac Affiliate pursuant to the Arrangement will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of Rule 144 or Rule 145(d) promulgated under the Securities Act or another exemption from registration under the Securities Act;



     (a) Serac shall be solvent and able to pay its bills as they arise, and shall otherwise have sufficient cash for its operations; and



     (a)  No material demands shall be pending or threatened.



1.1      Additional Conditions to Obligations of Serac



         The obligation of Serac to effect the Arrangement is, at the option of Serac, also subject to the fulfillment at or prior to the Effective Date of the following conditions:



     (a) The representations and warranties of Silverzipper and AcquisitionCo. contained in Section 3.1 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Effective Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Silverzipper and AcquisitionCo. on or before the Effective Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Effective Date and signed by the chief executive officer of Silverzipper shall have been delivered to Serac and Serac shall have no knowledge to the contrary;



     (a) There shall not have occurred or exist any fact or condition that would reasonably result in a Silverzipper MAE and Serac shall have received a certificate signed by the chief executive officer of Silverzipper dated the Effective Date to such effect;



     (a)  Serac  shall  have   received   from  counsel  to   Silverzipper   and
          AcquisitionCo., an opinion dated the Effective Date covering customary matters relating to this Agreement and the Arrangement;



     (a) Silverzipper shall have deposited with the Depositary the shares of Silverzipper Common Stock and cash required for the exchange of the Serac Common Shares held by Serac Common Shareholders other than Silverzipper pursuant to this Agreement and the Plan of Arrangement and Silverzipper shall have irrevocably directed the Depositary to exchange the Serac Common Shares held by such holders with the shares of Silverzipper Common Stock deposited;



     (a)  The Escrowed Shares Releases shall be effected;



     (a) Silverzipper shall have U.S. $2,000,000.00 of shareholders' equity after giving effect to this Transaction and be able, with Serac to finance their working capital requirements;



     (a) a release of the personal guarantee of Ronald F. Stickley in connection with the operating line of Credit of Serac with Serac's bankers shall have been obtained prior to the Closing Date; and



     (a) four outstanding loans from three shareholders to Serac shall have been repaid with interest prior to the Closing Date. Details of the loans are:



          (i)  Ronald F. Stickley is owed U.S. $160,842 and CAN $50,000;



          (i)  Stephen W. Crisafulli is owed CAN $50,000;



          (i)  Cherokee Realty (a partnership) is owed U.S. $70,255.40.



          The U.S. funds carry interest at 10% per annum and the Canadian funds carry interest at 15% per annum all as and from January 31, 1999.



                                    1 ARTICLE
                                 MISCELLANEOUS

1.1      Termination



         This Agreement may be terminated and the Arrangement and the other transactions contemplated herein may be abandoned at any time prior to the Effective Date, whether prior to or after approval by the Serac Common
Shareholders:



     (a)  by mutual written consent of Silverzipper, AcquisitionCo. and Serac;



     (a) by Silverzipper or Serac if: (i) the Arrangement has not been consummated on or before February 15, 2000 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Arrangement to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued a permanent order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Arrangement; or
          (iii) the Serac Common Shareholders shall not approve the Arrangement at the Serac Shareholders Meeting or at any adjournment thereof;



     (a) by Serac if: (i) Silverzipper or AcquisitionCo. shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Silverzipper or AcquisitionCo. of written notice from Serac of such breach and is existing at the time of termination of this Agreement); or (ii) any representation or warranty of Silverzipper or AcquisitionCo. contained in this Agreement shall not be true in all respects when made (provided such breach has not been cured within 30 days following receipt by Silverzipper and AcquisitionCo. of written notice from Serac of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Date as if made on and as of the Effective Date (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not individually or in the aggregate, reasonably be expected to have a Silverzipper MAE, assuming the effectiveness of the Arrangement;



     (a) by Silverzipper if: (i) Serac shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Serac at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Serac of written notice from Silverzipper of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of Serac contained in this Agreement shall not be true in all respects when made (provided such breach has not been cured within 30 days following receipt by Serac of written notice from Silverzipper of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Date as if made on and as of the Effective Date (except to the extent it relates to a particular date); or (iii) the Board of Directors of Serac withdraws, modifies or changes the Recommendation in a manner adverse to Silverzipper or shall have resolved to do any of the foregoing.



1.1      Effect of Termination



         In the event of termination of this Agreement as provided in Section 1.23, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Silverzipper, AcquisitionCo. or Serac, except such termination shall not relieve any, party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or of any, of its covenants or agreements set forth in this Agreement.



1.1      Waiver and Amendment



         Any provision of this Agreement may be waived at any time by the party that is, or whose shareholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at ail), time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the Serac Common Shareholders, this Agreement may only be amended without further authorization if such amendment is not prejudicial to the Serac Common Shareholders and is not otherwise prohibited by law. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.



1.1      Nonsurvival of Representations and Warranties



         The representations and warranties in this Agreement shall remain in effect only until the Effective Date, at which time they will expire.



1.1      Public Statements



         Serac and Silverzipper agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby and not to issue any release to which the other party reasonably objects except where such release is required in the opinion of counsel to the party.



1.1      Assignment



         This Agreement shall enure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.



1.1      Notices



         All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (i) delivered in person or by courier; (ii) sent by facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:



         if to Serac:

                  Serac Sports Ltd.

                  81 Holly Hill Lane

                  Greenwich, CT 06830



                  Attn:    William J. McCabe

                           President, Chief Executive Officer



                  Facsimile:        (203) 661-2993


         and to Serac:

                  Serac Sports Ltd.

                  315, 902 - 11 Avenue S.W.

                  Calgary, AB T2R 0E7



                  Attn:             Ronald F. Stickley

                  Facsimile:        (403) 209-2619





         with a copy to:

                  McCarthy Tetrault

                  3300, 421 - 7th Avenue S.W.

                  Calgary, Alberta, Canada  T2P 4K9

                  Attn:             Richard A. Wilson, Q.C.

                  Facsimile:        (403) 260-3501



         if to Silverzipper or AcquisitionCo.:

                  Silverzippercom.Inc.

                  Suite 1223

                  350 Fifth Avenue

                  New York, New York 10001



                  Attn:             Paul E. Palmeri

                                    Chief Executive Officer

                  Facsimile:        (203) 966-8698



         with a copy to:

                  Ruskin, Moscou, Evans & Flatischek, P.C.

                  170 Old Country Road

                  Mineola, NY 10501



                  Attn:             Stuart M. Sieger, Esq.

                  Facsimile:        (516) 663-6647



or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 1.29. Such notices shall be effective: (i) if delivered in person or by courier, upon actual receipt by the intended recipient; or (ii) if sent by facsimile transmission, when the answer back is received.



1.1      Governing Law



         All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein.



1.1      Severability



         If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.



1.1      Counterparts



         This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.



1.1      Entire Agreement: Third Party Beneficiaries



         This Agreement, the Plan of Arrangement and the Other Agreements constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any Person not a party hereto any rights or remedies hereunder.



1.1      Serac Disclosure Letter



         The Serac Disclosure Letter, executed by Serac as of the date hereof, and delivered to Silverzipper on the date hereof, contains all disclosure required to be made by Serac under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Serac Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.



1.1      Currency



         References to "$" or "dollars" in this Agreement are to the lawful currency of Canada unless otherwise specified.

1.1      Number and Gender



         In this Agreement, words importing the singular number only shall include the plural and vice versa, and words importing any gender shall include all genders.



1.1      Divisions, Headings, etc.



         Division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. The terms "herein", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular article, section, subsection, paragraph or other portion hereof and include any exhibits or appendices hereto and any agreement or instruments supplementary or ancillary hereto.



1.1      Action



         Venue in Alberta or New York State or New York County Courts; prevailing party to receive reasonable counsel.



         In the event that any date on which an action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day that is a Business Day.



         IN WITNESS WHEREOF, each of the parties caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                     SILVERZIPPER.COM INC.





                                     By: /s/Paul Palmeri
                                         ---------------





                                     SERAC SPORTS LTD.





                                     By: /s/Ronald Stickley
                                         ------------------





                                     SERAC ACQUISITION LTD.





                                     By: /s/Paul Palmeri
                                         ---------------

                                    EXHIBIT 1

                               PLAN OF ARRANGEMENT

                          MADE PURSUANT TO SECTION 186

                   OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

                                   1 ARTICLE
                                2 INTERPRETATION

1.1      Definitions


         In this Plan of Arrangement, the following terms shall have the following meanings respectively:



"ABCA" means the Business Corporations Act (Alberta), S.A. 1981, C. B-15, as amended from time to time, including the regulations promulgated thereunder;



"AcquisitionCo." means Serac Acquisition Ltd., an Alberta corporation;



"AcquisitionCo. Common Shares" means common shares in the capital of AcquisitionCo.;



"Arrangement" means the arrangement under section 186 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made in accordance with this Plan of Arrangement or at the direction of the Court in the Final Order;



"Arrangement Agreement" means the agreement by and between Silverzipper, AcquisitionCo. and Serac dated as of December 30, 1999 relating, to the Arrangement;



"Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required by the ABCA to be sent to the Registrar after the Final Order is made;



"Business Day" means, with respect to any action to be taken, any day other than Saturday, Sunday or a statutory holiday in the place where such action is to be taken;



"Court" means the Court of Queen's Bench of Alberta;



"Depositary" means Montreal Trust Company of Canada at its offices located at 600, 530 - 8th Avenue S.W., Calgary, Alberta T2P 3S8;



"Effective Date" means the date the Articles of Arrangement are accepted for filing by the Registrar;



"Final Order" means the final order of the Court made in connection with the approval of the Arrangement, providing, among other things, for the coming into effect of the Arrangement;

"Interim Order" means the interim order of the Court made in connection with the approval of the Arrangement;



"Plan of Arrangement" means this plan of arrangement, as amended or supplemented from time to time;



"Registrar" means the Registrar of Corporations appointed pursuant to section 253 of the ABCA;



"Serac" means Serac Sports Ltd., a corporation incorporated pursuant to the ABCA;



"Serac Common Shares" means the Class "A" Common Shares in the capital of Serac;



"Serac Common Shareholders" means the holders of the Serac Common Shares;



"Serac Shareholders Meeting" means the special meeting of the shareholders of Serac (including any adjournment thereof) that is to be convened as provided by the Interim Order to consider, and if deemed advisable, approve the Arrangement;



"Silverzipper" means Silverzipper.com Inc., a corporation incorporated under the laws of the State of Nevada; and



"Silverzipper Common Stock" means the common stock of Silverzipper.



1.1      Currency


         References to `$' or "dollars" in this Plan of Arrangement are to the lawful currency of United States unless otherwise specified.



1.1      Number and Gender


         In this Plan of Arrangement, words importing the singular number only shall include the plural and vice versa, and words importing any, gender shall include all genders.



1.1      Divisions, Headings, etc.


         Division of this Plan of Arrangement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. The terms "herein", "hereof", "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection, paragraph or other portion hereof and include any exhibits or appendices hereto and any agreement or instruments supplementary or ancillary hereto.



1.1      Date of Any Action


         In the event that any date on which an action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day that is a Business Day.



                                   1 ARTICLE
                        2 EFFECT OF PLAN OF ARRANGEMENT

1.1      Arrangement Agreement


         This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms part of the Arrangement Agreement.



1.1      Effectiveness of the Arrangement


         The steps of the Arrangement set forth in Article 3 hereof shall occur on the Effective Date effective upon the acceptance for filing of the Articles of Arrangement by the Registrar in the order in which such steps appear in this Plan of Arrangement and without any further act or formality.



1.1      Binding Effect


         This Plan of Arrangement shall be binding on all Serac Common Shareholders, Silverzipper, AcquisitionCo. and Serac upon the acceptance for filing of the Articles of Arrangement by the Registrar.



1.1      Effectiveness of Provisions


         The Articles of Arrangement shall be filed with the Registrar with the purpose and intent that none of the provisions of this Plan of Arrangement shall become effective unless all of the provisions of this Plan of Arrangement shall have become effective.



                                   1 ARTICLE
                               2 THE ARRANGEMENT

1.1      Steps of the Arrangement


         On the Effective Date, each of the events set out below shall occur and be deemed to occur in the sequence set out therein without further act or formality:



     (a) The total consideration to be paid by Silverzipper for Serac Common Shares (the "Serac Shares") shall be U.S. $3,000,000 including not more than U.S. $400,000 in cash, and the balance in Silverzipper Common Stock. The Silverzipper Common Stock shall be valued at the average closing price of the same on the NASDAQ Bulletin Board for the 60 trading days preceding the Effective Date but not in excess of U.S. $5.00 as presently constituted;


     (a) The amount to be paid per share (the "Amount Per Share") shall be U.S. $3,000,000 divided by the number of Serac Shares outstanding on the Effective Date;


     (a) All holders of Serac Shares (the "Holders") will be offered the Amount Per Share in cash or Silverzipper Common Stock, provided that if more than U.S. $400,000 is elected, the amount of U.S. $400,000 will be prorated among the Holders based on amounts of cash elected by them, and the balance of the Amount Per Share shall be paid to them in Silverzipper Common Stock.


     (a) The certificates representing the Silverzipper Common Stock issuable to the Serac Common Shareholders shall bear a legend restricting the transfer of the same for a period of one (1) year from the Closing.


     (a) If the application of the foregoing exchange ratio to the aggregate number of Serac Common Shares beneficially owned by a Serac Common Shareholder would result in such holder being entitled to receive a fraction of a share of Silverzipper Common Stock, then such fraction shall be rounded up to the nearest whole share; and


     (a)  AcquisitionCo.   will  issue  one   AcquisitionCo.   Common  Share  to
          Silverzipper for each share of Silverzipper Common Stock issued by Silverzipper pursuant to Section 3.1(a).


     (a) AcquisitionCo. and Serac shall amalgamate resulting in the amalgamated entity being wholly-owned by Silverzipper.


1.1      Effect of the Arrangement


     (a) No notice to the holders of the Serac Common Shares shall be required to effect the exchange of Serac Common Shares for shares of Silverzipper Common Stock pursuant to Section 3.1(a) and upon the deposit of a sufficient number of shares of Silverzipper Common Stock to effect the exchange being deposited with the Depositary, the Serac Common Shares are, and shall for all purposes be deemed to be, exchanged as of the Effective Date for shares of Silverzipper Common Stock and thereafter a holder of Serac Common Shares whose shares are to be exchanged shall not, as such, have any rights against Serac.


     (a) Upon surrendering the certificate for Serac Common Shares, each former holder of Serac Common Shares (other than Silverzipper) shall be entitled to receive shares of Silverzipper Common Stock in exchange for the Serac Common Shares held by that holder, plus any declared and unpaid dividends on such shares.


     (a)  With  respect to each Serac Common  Share to which  Section  3.1(a) or
          Section 3.1(c) applies, the holder thereof shall cease to be a holder of such shares and such holder's name shall be removed from the register of Serac Common Shares with respect to such shares and AcquisitionCo. shall be registered as the holder of such shares.


                                   1 ARTICLE
                    2 OUTSTANDING CERTIFICATES AND PAYMENTS

1.1      Serac Outstanding Certificates


         Subject to Section 5.1, after the Effective Date, certificates formerly representing Serac Common Shares held by Serac Common Shareholders other than Silverzipper shall represent only the right to receive certificates representing shares of Silverzipper Common Stock that the former holder of such Serac Common Shares is entitled to receive pursuant to Article 3, subject to compliance with the requirements set forth in this Article 4. After the Effective Date, certificates formerly representing Serac Common Shares held by Silverzipper shall represent only the right to receive certificates representing the AcquisitionCo. Common Shares that Silverzipper is entitled to receive pursuant to Article 3.



1.1      Letter of Transmittal


         As soon as practicable after the Effective Date, Serac shall forward or cause to be forwarded to each Serac Common Shareholder (other than those Serac Common Shareholders who have exercised their dissent rights) at the address of such holder as it appears in the share register of Serac and to Silverzipper, a letter of transmittal containing, among other things, instructions for obtaining delivery of the shares of Silverzipper Common Stock or AcquisitionCo. Common Shares pursuant to this Plan of Arrangement. Such shareholders shall be entitled to receive certificates representing the shares of Silverzipper Common Stock or AcquisitionCo. Common Shares, as the case may be, upon delivering the certificate formerly representing such holder's Serac Common Shares to the Depositary or as the Depositary may otherwise direct and in accordance with the instructions contained in the letter of transmittal. Such certificate shall be accompanied by the letter of transmittal, duly completed, and such other documents as the Depositary may reasonably require.



1.1      Registration


         In respect of Serac Common Shareholders other than Silverzipper, the Depositary shall register shares of Silverzipper Common Stock in the name of each such shareholder or as otherwise instructed in the letter of transmittal, and shall deliver such shares of Silverzipper Common Stock as each such holder may direct in such letter of transmittal, as soon as practicable after receipt by the Depositary of such documents.

1.1      Rights Extinguished


         After the Effective Date, the Serac Common Shareholders (other than Silverzipper) shall not be entitled to any interest, dividend, premium or other payment on or with respect to Serac Common Shares other than the shares of Silverzipper Common Stock that they are entitled to receive pursuant to this Plan of Arrangement. After the Effective Date, Silverzipper shall not be entitled to any interest, dividend, premium or other payment on or with respect to the Serac Common Shares other than the AcquisitionCo. Common Shares that Silverzipper is entitled to receive pursuant to this Plan of Arrangement.



                                   1 ARTICLE
                          2 SHAREHOLDER DISSENT RIGHTS

1.1      Dissent Rights


         Serac Common Shareholders who have given a timely written demand for payment that remains outstanding on the Effective Date in accordance with the rights of dissent in respect of the Plan of Arrangement granted by the Interim Order and who:



     (a) are ultimately entitled to be paid for the Serac Common Shares in respect of which they dissent in accordance with the provisions of such Interim Order whether by order of a Court (as defined in the ABCA) or by acceptance of an offer made pursuant to such Interim Order, shall be deemed to have transferred such Serac Common Shares to Serac for cancellation immediately prior to the implementation of the Arrangement on the Effective Date and such shares shall be deemed to no longer be issued and outstanding as of the Effective Date; or


     (a) are ultimately not so entitled to be paid for the Serac Common Shares in respect of which they dissent for any reason, shall not be, or be reinstated as, shareholders of Serac but for purposes of receipt of consideration shall be treated as if they had participated in this Plan of Arrangement on the same basis as a non-dissenting, holder of Serac Common Shares and such holders shall accordingly be entitled to receive shares of Silverzipper Common Stock as such non-dissenting holders are entitled to receive on the basis determined in accordance with Article 3 and shall be deemed to have transferred Serac Common Shares to AcquisitionCo. as of the Effective Date.


                                   1 ARTICLE
                                  2 AMENDMENTS

1.1      Amendments


     (a) This Plan of Arrangement may be amended, modified and/or supplemented at any time and from time to time provided that any, such amendment, modification, or supplement must be contained in a written document that is: (i) agreed to by each of the parties to the Arrangement Agreement, (ii) filed With the Court; and, if made following the Serac Shareholders Meeting, approved by the Court, and (iii) communicated to holders of Serac Common Shares in the manner required by the Court (if so required).


     (a) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Serac at any time prior to or at the Serac Shareholders Meeting (provided that each of the parties to the Arrangement Agreement shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Serac Shareholders Meeting (other than as may be required under the Court's interim order), shall become part of this Plan of Arrangement for all purposes.


     (a) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Serac Shareholders Meeting shall be effective only: (i) if it is consented to by each of the parties to the Arrangement Agreement; and (ii) if required by the Court or applicable law, it is consented to by the holders of the Serac Common Shares.

                                    EXHIBIT 2

                            FORM OF LOCK-UP AGREEMENT

                 LIST OF SIGNATORIES AND NUMBER OF SHARES OWNED



                              SILVERZIPPER.COM INC.

                                350 Fifth Avenue

                                   Suite 12220

                               New York, NY 10118





                                December 6, 1999



Confidential





To Each of the Shareholders of Serac Sports Ltd.

noted on Schedule "A" hereto (together the

"Shareholders and individually the "Shareholder")



Dear Shareholders:



                   Re: Silverzipper.com Inc. ("Silverzipper")

                    and Serac Sports Ltd. Plan of Arrangement

                  We understand that you are each the beneficial holder of, have control over, or have the authority to vote, the number of Common Shares (the "Serac Shares") of Serac Sports Ltd. ("Serac") and options to purchase Serac Shares (the "Serac Options") set forth opposite your name in Schedule "A" hereto.

1.       Definitions


                  In this Letter Agreement, the following definitions have been used:



     (a)  "ABCA" means the Business Corporations Act (Alberta);


     (a) "Acquisition Proposal" has the meaning ascribed thereto in the Arrangement Agreement;


     (a) "Arrangement" means the plan of arrangement involving Serac and Silverzipper described in the Arrangement Agreement;


     (a) "Arrangement Agreement" means the Arrangement Agreement to be agreed upon among Silverzipper, a wholly-owned subsidiary of Silverzipper to be incorporated and called Silverzipper (Alberta) Ltd. and Serac;


     (a) "Closing Date" means the date upon which articles of arrangement are filed with the Registrar of Corporations in Alberta making effective the terms of the Arrangement;


     (a) "Final Approval Date" means the date upon which all applicable appeal periods have expired with respect to the final order of a court of competent jurisdiction approving the Arrangement; and


     (a) "Mailing Date" means the date of mailing of proxy solicitation materials by Serac.


          All other defined terms shall have the meaning as ascribed in the body of this letter.



1.       Covenants


                  By the acceptance of this letter each of you hereby agrees with Silverzipper, subject to the terms of this Agreement and the terms and conditions of the Arrangement Agreement, from the date hereof until the Final Approval Date:



          (a) to vote or cause to be voted all the Serac Shares presently owned, controlled or hereafter acquired by you or which you have, or may be given, authorization to vote, in favour of the
               Arrangement and any other resolutions relating thereto at any meeting of the shareholders of Serac called to consider the Arrangement (the "Meeting") or by written consent; for greater certainty, nothing herein shall obligate the Shareholder if appointed as proxy by another shareholder of Serac to vote such other shareholder's shares at the Meeting other than in accordance with the voting instructions of such shareholder;


          (a) not to exercise statutory rights of dissent and appraisal in respect of any resolution authorizing the Arrangement proposed to be passed at the Meeting or any adjournment thereof and, subject to the terms hereof, not to exercise any other shareholder rights or remedies available at common law or pursuant to the ABCA to delay, hinder, upset or challenge the Arrangement;


          (a) not to directly or indirectly initiate, propose, assist or participate in any solicitation of shareholders of Serac in opposition to the Arrangement or otherwise take any action which might be regarded as being directed towards or likely to prevent or delay the successful completion of the Arrangement, provided that the continued solicitation and consideration by the Board of Directors of Serac of any alternative Acquisition Proposals consistent with the Arrangement Agreement shall not constitute a violation of this covenant;


          (a) not to, by action or omission, do anything from the date hereof until and including the completion or termination of this Agreement that would result in the representations and warranties of the Shareholders set forth in this Agreement ceasing to be true and correct in all material respects;


          (a) in connection with the solicitation of proxies for the Meeting, to use your reasonable best efforts to furnish to counsel to Serac and counsel to Silverzipper the information relating to you required by any applicable law, regulation or regulatory authority to be set forth in any information circular (the "Information Circular") and in any other applicable regulatory filing. Information furnished by you for inclusion in the Information Circular will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. With respect to information furnished by you in connection with any other application, statement or filing relating to the Arrangement, such information at the time such information is furnished shall be correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements therein not misleading;


          (a) if you are a director of Serac and so requested by Silverzipper, to resign as a director of Serac on the Closing Date; and


          (a) in respect of Serac Options, if any, held by you to enter into an agreement with Serac prior to the Mailing Date pursuant to which you agree to exercise such Serac Options and to acquire additional Serac Shares pursuant to such exercise on or prior to the Closing Date (it being understood and agreed that all Serac Options not exercised prior to the filing of the Articles of Arrangement shall be terminated).


               Furthermore, you agree to elect to take payment for your Serac Shares solely in shares of common stock of Silverzipper.



     In addition, by the acceptance of this letter, you hereby agree with Silverzipper, subject to the terms of this Agreement, from the date hereof until the Closing Date, not to sell, assign, convey or otherwise dispose of or cause to be sold, assigned, conveyed or disposed, any of the Serac Shares beneficially owned by or controlled by you. It is acknowledged that the covenants of each Shareholder set forth in this Section 2 relate to the Shareholder acting solely in the capacity of a shareholder of Serac and not as a director and/or officer of Serac and shall not affect or restrict any legal obligation imposed on such Shareholder acting in the capacity of a director or officer of Serac.



1.       Representations and Warranties of the Shareholders


         By executing this Agreement you hereby represent and warrant to Silverzipper that:



          (a) this letter is a valid and binding agreement, enforceable against you in accordance with its terms; and neither the execution of this Agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of or default under, or conflict with, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you are or will be a party and by which you are or will be bound at the time of such consummation; and


          (a) you are the beneficial holder of, or control, or have the authority to vote and shall at all times material to this Agreement be the beneficial owner of, or control, or have authority to vote at least that number of Serac Shares set forth opposite your name in Schedule "A" hereto.


1.       Termination


     It is understood and agreed that the respective rights and obligations hereunder of each Shareholder and Silverzipper shall cease and this Agreement shall terminate in the event that:



          (a)  the Mailing Date has not occurred by January 20, 2000;


          (a) at your election if, prior to the date of the Meeting, an Acquisition Proposal is received by Serac and the Board of
               Directors of Serac withdraws its recommendation of the Arrangement in accordance with Section 7.1 of the Arrangement Agreement; or


          (a) the Arrangement Agreement has been terminated by Silverzipper or Serac in accordance with its terms.


1.       Amendment


     Except as expressly set forth herein, this Agreement constitutes the whole of the agreement between the parties and may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.



1.       Assignment


     No Shareholder party to this Agreement may assign his rights or obligations under this Agreement without the prior written consent of Silverzipper. Silverzipper may not assign any of its rights or obligations under this Agreement.



1.       Notice


     Any notice, document or other communication required or permitted to be given to the parties under this Agreement shall be in writing and be either hand delivered or telecopied as follows:



          (a) to the Shareholders at the addresses specified on Schedule "A" hereto;


          (a)  to Silverzipper:


                  Silverzipper.com Inc.

                  350 Fifth Avenue

                  Suite 1223

                  New York, NY

                  10001



                  Attention:        Paul E. Palmeri, Chief Executive Officer

                  Facsimile:        (203) 966-8698



and shall be deemed to be received by the party to whom such notice is given on the date of delivery or transmission.



1.       Disclosure


                  You agree not to make any public disclosure or announcement of or pertaining to this Agreement, unless you are advised by your counsel that certain disclosures or announcements are required to be made by applicable laws, stock exchange rules or policies or regulatory authorities having jurisdiction, in which event you shall consult with Silverzipper prior to making such disclosure.



1.       Successors


                  This Agreement will be binding upon, enure to the benefit of and be enforceable by Silverzipper and the Shareholders and their respective successors and permitted assigns.



1.       Time of the Essence


                  Time shall be of the essence of this Agreement.



1.       Further Assurances


                  Each of the parties hereto will, from time to time and at all times hereafter, but without further consideration, do such further acts and execute and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.



1.       Applicable Law


                  This   Agreement   shall  be  governed  by  and  construed  in
accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.



                  This Agreement may be signed in counterparts and delivery of such counterparts may be effected by means of telecopier. This Agreement shall become binding on each Shareholder forthwith upon his execution and delivery of this Agreement.



                                  Yours truly,



                                  SILVERZIPPER.COM INC.





                                  Per:



                  The foregoing is in accordance with my understanding and is agreed to as of the date first above written.




                                            /s/ William McCabe
--------------------------                  ------------------
Witness:                                    WILLIAM McCABE




                                            /s/ Ronald Stickley
--------------------------                  -------------------
Witness:                                    RONALD STICKLEY




                                            /s/ Stephen Crisafulli
--------------------------                  ----------------------
Witness:                                    STEPHEN CRISAFULLI




                                            /s/ Ross O. Drysdale
--------------------------                  --------------------
Witness:                                    ROSS O. DRYSDALE




                                            /s/ Willie Chow
-------------------------                   ---------------
Witness:                                    WILLIE CHOW




                                            /s/ Evalina Sweep
-------------------------                   -----------------
Witness:                                    EVALINA SWEEP




                                            /s/ Frank Hamilton
------------------------                    ------------------
Witness:                                    FRANK HAMILTON




                                            /s/ Cherokee Realty
------------------------                    -------------------
Witness:                                    CHEROKEE REALTY




                                            /s/ Hugh Smythe
------------------------                    ---------------
Witness:                                    HUGH SMYTHE




                                            /s/ Hugh G. Ross
------------------------                    ----------------
Witness:                                    HUGH G. ROSS

                                  SCHEDULE "A"





Name and Address of Shareholder                             Number of Serac Shares      Number and Exercise Price of
                                                                                             Serac Options
William J. McCabe                                                        1,799,980                          185,000
Ronald Stickley                                                          1,931,561                          280,000
Stephen Crisafulli                                                       1,799,980                          165,000
Ross O. Drysdale                                                           532,165                          145,000
Lion Rock Resources (H.K.) Limited                                         466,660                                0

(by Willie Chow)
Frank Hamilton                                                                   0                          105,000
Cherokee Realty (a partnership)                                            126,000                                0
Hugh Smythe                                                                 66,607                           30,000
Hugh O. Ross                                                                10,000                           50,000
Evalina Sweep                                                               39,000                           35,000
Total                                                                    6,771,953                          995,000



                                  SCHEDULE "A"
                               SILVERZIPPER LIENS





                  A blanket lien on all inventory and receivables granted to Merchant Factors.